                                                 Registration No. 33-

                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549
                                       ____________

                                         FORM S-3
                                  REGISTRATION STATEMENT
                                           Under
                                The Securities Act of 1933
                                       ____________

                                THOMAS & BETTS CORPORATION
                  (Exact name of registrant as specified in its charter)

         New Jersey                                         22-1326940
(State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization                        Identification No.)

                                    1555 Lynnfield Road
                                 Memphis, Tennessee  38119
                                      (901) 682-7766
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                    James D. Hay, Esq.
                              Vice President-General Counsel
                                Thomas & Betts Corporation
                                    1555 Lynnfield Road
                                 Memphis, Tennessee  38119
                                      (901) 682-7766
                 (Name, address, including zip code, and telephone number,
                        including area code, of agent for service)

                                        Copies to:
Lawrence Lederman, Esq.                          Robert Fischer III, Esq.
Milbank, Tweed, Hadley & McCloy                  Riker, Danzig, Scherer,
1 Chase Manhattan Plaza                            Hyland & Perretti
New York, New York 10005                         Headquarters Plaza
(212) 530-5000                                   One Speedwell Avenue
                                                 Morristown, NJ  07962-1981
                                                 (201) 538-0800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/



                              CALCULATION OF REGISTRATION FEE

                                  Proposed       Proposed
                     Amount       Maximum         Maximum        Amount of
Title of Shares      to be     Aggregate Price   Aggregate      Registration
to be Registered   Registered    Per Unit (1)   Offering Price      Fee
Common Stock,
$.50 Par Value      401,525 shs.   $61.25        $24,593,406    $8,480.49

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on average high and low prices for the Company's Common Stock on the New York Stock Exchange consolidated reporting system on July 28, 1994.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                       SUBJECT TO COMPLETION, DATED August __, 1994

                                THOMAS & BETTS CORPORATION

                                      401,525 SHARES
                                       COMMON STOCK



       All of the shares of Thomas & Betts Corporation (the "Company" or "Thomas & Betts") Common Stock, par value $.50 per share (the "Common Stock"), offered hereby are being sold by the holders of the Common Stock named herein under "Selling Stockholders"(the "Selling Stockholders"). The outstanding Common Stock of Thomas & Betts is, and the Common Stock offered hereby will be, listed on the New York Stock Exchange (the "NYSE"). On July 28, 1994, the last reported sale price of the Common Stock on the NYSE was $61.50 per share.

       The Company will not receive any of the proceeds from the sale of the Common Stock. Any or all of such Common Stock covered by this Prospectus may be sold, from time to time, by means of ordinary brokerage transactions or otherwise. See "Plan of Distribution."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                      The date of this Prospectus is August __, 1994

                                   AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 75 Park Place, New York, New York 10007. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

       The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock, $.50 par value, of the Company (the "Common Stock") offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission, and the exhibits relating thereto, which have been filed with the Commission. Copies of the Registration Statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.


       No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company, the Selling Stockholders set forth under "Selling Stockholders" or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.


                      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

              (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1994;

              (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended April 3, 1994; and

              (c)  The Company's Current Report on Form 8-K dated
       July 29, 1994.

              All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon such person's written or oral request, a copy of any and all of the information filed by the Company that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such copies should be directed to the Company at 1555 Lynnfield Road, Memphis, Tennessee 38119, Attention: Corporate Secretary (telephone number (901) 682-7766).


                                        THE COMPANY

       The Company designs, manufactures and markets a broad range of electrical and electronic connectors, components and related products for worldwide electrical and electronic markets. In North America, the Company is one of the largest manufacturers of electrical connectors and accessories for industrial, commercial and residential construction, renovation, maintenance, and original equipment manufacturer ("OEM") applications and is a leading supplier of transmission poles, towers and industrial lighting products to the utility and telecommunications industries. The Company is also a worldwide designer and manufacturer of electronic connectors and flat cable, which are sold primarily to OEMs in the automotive, computer, office equipment, test equipment, instrumentation, industrial automation and telecommunications industries.

       On July 12, 1994, the Company and Vishay Intertechnology, Inc. ("Vishay") entered into a Stock Purchase Agreement (the "Purchase Agreement") which provided for (i) the sale by the Company of all of the issued and outstanding shares of capital stock, consisting of 100 shares of common stock, par value $.10 per share, of Vitramon, Incorporated, a Delaware corporation and a wholly owned subsidiary of the Company (with its subsidiaries, "Vitramon") and (ii) the sale by the Company and Thomas & Betts Holdings (U.K.) Limited, an English corporation and an indirect subsidiary of the Company, of all of the issued and outstanding ordinary shares of Vitramon, Limited, an English corporation ("VL" and, together with Vitramon, the "Vitramon Entities"), to Vishay, for an aggregate purchase price of $184,000,000. On July 18, 1994, the transaction was consummated.

       The Vitramon Entities are engaged in the business of designing, manufacturing and selling multilayer ceramic chip capacitors. The Vitramon Entities' business has been conducted primarily in the U.S., Germany, France and England. For the fiscal year ended January 2, 1994, the Vitramon Entities had annual sales and operating income before allocated management fees of approximately $118,000,000 and $18,500,000, respectively.

       On July 12, 1994, the Company entered into a stock purchase agreement (as amended, the "Stock Purchase Agreement") with the Selling Stockholders, listed below under "Selling Stockholders," pursuant to which it has agreed to purchase approximately 29% of Leviton Manufacturing Co., Inc., a Delaware corporation ("Leviton"), which is the entire minority interest of a non-controlling family group. On July 25, 1994, pursuant to the Stock Purchase Agreement, the Company purchased approximately an 18% interest in Leviton in exchange for consideration including 248,946 shares of the Common Stock offered hereby. Leviton is a leading manufacturer of wiring devices and other related products and is privately held. Leviton has indicated that, as in the past, Leviton will continue its operation under the direction and control of Harold Leviton as its Chief Executive Officer and majority shareholder. The Company expects to account for this purchase on an equity accounting basis.

       The Company has also announced that it is planning to exercise options to purchase a metal electrical box and fittings business in Canada and a plastic electrical box business in the U.S. in the second half of 1994. The combined purchase price for these two businesses is approximately $55 million. These options were received as part of an agreement concluded earlier this year when the Company purchased certain circuit protection product lines from the Eaton Corporation. The combined annual revenue for these two additional businesses is approximately $55 million.

       Thomas & Betts was established in 1898 as a sales agency for electrical wires and raceways and was incorporated in New Jersey in 1917. It has since expanded its business and product line through acquisitions and internal development. The Company relocated its corporate headquarters at the end of 1993 to Memphis, Tennessee, the principal business site of the Company's largest operations. The Company's executive offices are located at 1555 Lynnfield Road, Memphis, Tennessee 38119, telephone number (901) 682-7766.


                                   SELLING STOCKHOLDERS

       The Selling Stockholders have acquired 248,946 shares of the Common Stock offered hereby from Thomas & Betts in a private placement pursuant to the Stock Purchase Agreement. The Selling Stockholders will acquire the balance of the Common Stock offered hereby at a second closing pursuant to the Stock Purchase Agreement, the date of which has not been determined. Thomas & Betts agreed in the Stock Purchase Agreement to register the Common Stock offered hereby and to use its best efforts to maintain such registration in effect for up to one year following its initial effectiveness. Thomas & Betts may from time to time supplement or amend this Prospectus, as required, to provide other information with respect to the Selling Stockholders.

       The following table sets forth certain information regarding ownership of the Company's Common Stock by the Selling Stockholders. Unless otherwise noted below, none of the Selling Stockholders owns in excess of 1% of the Common Stock and because the Selling Stockholders may offer all or part of the Common
Stock which they hold pursuant to the offering contemplated by this Prospectus and because their offering is not being underwritten on a firm commitment basis no estimate can be given as to the amount of the Common Stock that will be held by Selling Stockholders upon termination of this offering.

                                                                     Shares
                                                                     Being
                            Selling Stockholder                      Offered

Thomas A. Blumberg. . . . . . . . . . . . . . . . . . . . . . . .    103,355
Elaine Blumberg . . . . . . . . . . . . . . . . . . . . . . . . .    244,580
Bernard L. Blumberg . . . . . . . . . . . . . . . . . . . . . . .      5,514
Betsy B. Watson . . . . . . . . . . . . . . . . . . . . . . . . .      5,417
Karen L. Blumberg . . . . . . . . . . . . . . . . . . . . . . . .      5,417
Elaine Blumberg as Trustee U/L/W of
  Esther Barnes f/b/o Betsy B. Watson,
  Bernard Blumberg and Karen Blumberg . . . . . . . . . . . . . .     36,687
Esther Leviton and Elaine Blumberg,
  Trustees f/b/o Betsy A. Blumberg  . . . . . . . . . . . . . . .        217
Esther Leviton and Elaine Blumberg,
  Trustees f/b/o Karen L. Blumberg  . . . . . . . . . . . . . . .        217
Esther Leviton and Elaine Blumberg,
  Trustees f/b/o Bernard L. Blumberg  . . . . . . . . . . . . . .        121


                                   PLAN OF DISTRIBUTION

       Thomas & Betts will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.
Such prices will be determined by the Selling Stockholders or by an agreement between the Selling Stockholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

       At the time a particular offer of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or Thomas & Betts and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

       The outstanding Common Stock is, and the Common Stock offered hereby will be, listed on the NYSE.

       Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders and any person participating in the distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any such other person.

       In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Common Stock may not be sold unless it has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

       Pursuant to the Stock Purchase Agreement, Thomas & Betts agreed to file the Registration Statement of which this Prospectus is a part with the Commission and use its best efforts to have it declared effective, and to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities arising under the Securities Act. Under the terms of such Stock Purchase Agreement, Thomas & Betts has agreed to use its best efforts to keep such Registration Statement continuously effective for a period of up to one year from the date the Registration Statement is first declared effective by the Commission.

       Pursuant to the Stock Purchase Agreement, Thomas & Betts has paid or will pay any and all expenses incident to the performance of or compliance with such agreement including, among other things, registration and filing fees, fees and expenses incurred in connection with compliance with securities or blue sky laws of the applicable states, fees and disbursements of counsel and independent public accountants for Thomas & Betts, the fees and disbursements of counsel to the Selling Stockholders, but excluding underwriting discounts and commissions, and transfer taxes, if any.


                                       LEGAL MATTERS

       The legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Riker, Danzig, Scherer, Hyland & Perretti.

                                          PART II

                          INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution.

       An itemized statement of the estimated amount of all expenses in connection with the distribution of the securities registered hereby is as follows:

Securities and Exchange Commission
    registration fee. . . . . . . . . . . . . . . . . . . . . .    $ 8,480.49
Blue Sky fees and expense . . . . . . . . . . . . . . . . . . .     15,000.00
Legal fees and expenses . . . . . . . . . . . . . . . . . . . .          *
Accounting fees and expenses. . . . . . . . . . . . . . . . . .          *
Printing expenses . . . . . . . . . . . . . . . . . . . . . . .          *
Transfer Agent & Registrar fees . . . . . . . . . . . . . . . .          *
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .          *

       Total. . . . . . . . . . . . . . . . . . . . . . . . . .    $     *

______________
*  To be provided by amendment


Item 15.  Indemnification of Directors and Officers.

       In accordance with Section 14A:2-7 of the New Jersey Business Corporation Act, which permits New Jersey corporations to include provisions in their certificate of incorporation limiting the liability of officers and directors, Article NINTH of the registrant's certificate of incorporation provides:

              NINTH: (1) Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt of an improper personal benefit.

              (2) Elimination of Certain Liability of Officers. Unless provided otherwise by law, an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

              (3) Repeal or Modification of Article NINTH. Any repeal or modification of the foregoing paragraphs by the shareholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.

       Section 14A:3-5 of the New Jersey Business Corporation Act ("Section 14A:3-5") confers broad powers upon corporations incorporated in that State with respect to indemnification of any person against liabilities incurred by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another enterprise, or the legal representative of any such director, officer, trustee, employee or agent. The provisions of
Section 14A:3-5 are not exclusive of any other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaw, agreement, vote of shareholders or otherwise. Section 14A:3-5 also provides that powers granted pursuant to such Section may be exercised by the corporation notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

       Article V of the registrant's bylaws provides:

                         Indemnification of Officers and Directors

       Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the New Jersey Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the New Jersey Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

       Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the New Jersey Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the New Jersey Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

       Section 3. Non-Exclusivity of Rights; Continuation of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of shareholders or disinterested directors or otherwise. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the New Jersey Business Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder.

       Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the New Jersey Business Corporation Act.

       The Company has a liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his capacity as an officer or director.


Item 16.  Exhibits

       (a)  Exhibits:

               * 5.1        Opinion of Riker, Danzig, Scherer, Hyland &
                            Perretti.

                24.1 Consent of KPMG Peat Marwick, independent certified public accountants.

               *24.3 Consent of Riker, Danzig, Scherer, Hyland, & Perretti (to be included in the opinion filed as Exhibit 5.1.)

____________
 *     To be provided by amendment.



Item 17.  Undertakings.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i)  To include any prospectus required by
              Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                        SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, Thomas & Betts Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on August 1, 1994.


                                   THOMAS & BETTS CORPORATION


                                   By    /s/ James D. Hay
                                            (James D. Hay)
                                     Vice President-General Counsel

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Hay as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.


       Signatures                         Title                             Date
/s/ T. Kevin Dunnigan              Chairman of the Board             August 1, 1994
(T. Kevin Dunnigan)                and Chief Executive
                                   Officer


/s/ C. R. Moore                    President, Chief                  August 1, 1994
(Clyde R. Moore)                   Operating Officer
                                   and Director


/s/ Ronald P. Babcock              Vice President-Finance            August 1, 1994
(Ronald P. Babcock)                and Treasurer
                                   (Principal Financial
                                   and Principal Accounting
                                   Officer)

____________________               Director                          August 1, 1994
(Raymond B. Carey, Jr.)


/s/ Ernest H. Drew                 Director                          August 1, 1994
(Ernest H. Drew)


/s J. K. Hauswald                  Director                          August 1, 1994
(Jeananne K. Hauswald)


/s/ Thomas W. Jones                Director                          August 1, 1994
(Thomas W. Jones)

/s/ Robert A. Kenkel               Director                          August 1, 1994
(Robert A. Kenkel)

/s/ J. David Parkinson             Director                          August 1, 1994
(J. David Parkinson)

/s/ Ian M. Ross                    Director                          August 1, 1994
(Ian M. Ross)

____________________               Director                          August 1, 1994
(William H. Waltrip)
